EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective as of the  1st day of November, 2024 (the “Effective Date”) by and among Carver Bancorp, Inc., a Delaware corporation (the “Company”), Carver Federal Savings Bank, a federally chartered savings bank (the “Bank”) and wholly-owned subsidiary of the Company, and Donald Felix (the “Executive”).  References to the “Bank” shall refer to both the Bank and the Company except where context indicates otherwise.
RECITALS
WHEREAS,  the Company and Bank desire to employ the Executive as President and Chief Executive Officer of the Company and the Bank, and the Executive desires to be so employed on the terms contained in this Agreement; and

WHEREAS, the Board of Directors of the Company and Bank (together, the “Board of Directors”) unanimously appointed the Executive as President and Chief Executive Officer of the Company and Bank effective November 1, 2024; and

WHEREAS, the appointment of the Executive as President and Chief Executive Officer of the Company and Bank will facilitate a smooth leadership transition since the current President and Chief Executive Officer will step down on October 31, 2024; and

WHEREAS, the Board of Directors believes that it is in the best interests of the stockholders of the Company to enter into this Agreement to induce the Executive to accept employment with the Company and the Bank and to provide further incentive for the Executive to achieve the financial and performance objectives of the Company and Bank; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES.
(a) Employment.  The Executive agrees to serve as  President and Chief Executive Officer of the Bank and the Company or any successor executive position with the Bank and the Company that is consented to, in writing, by the Executive (the “Executive Position”), and will perform the duties and responsibilities of, and have all powers and authority associated with the Executive Position as are appropriate for a person in the position of the Executive Position, as well as those as shall be reasonably assigned by the Board of Directors.  As  President and Chief Executive Officer, the Executive will report directly to the Board of Directors and shall at all times remain the senior most executive at the Company and the Bank.  The Executive shall be appointed to the Board of Directors of the Company and the Bank as of the Effective Date in accordance with the policies and practices of the Company and Bank.  In addition, the Executive shall be nominated and recommended for election to serve as a member of the Board of Directors of the Company at the Company’s stockholder meeting in 2025 in accordance with the policies and practices of the Company.  During the Term, the Executive also agrees to serve, if elected, as an officer, director or trustee of any affiliate of the Bank and the Company and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position.

(b) Responsibilities.  During the Executive’s employment hereunder, the Executive will be employed on a full-time basis and devote the Executive’s full business time and best efforts, business judgment, skill and knowledge to the performance of the Executive’s duties and responsibilities related to the Executive Position.  Except as otherwise provided in Section 1(d), or as may be approved by the Board of Directors, the Executive will not engage in any other business activity during the Term save for passive investments.
(c) Principal Place of Employment.  Executive’s principal place of employment during the Term shall be at the Bank’s corporate office located at 1825 Park Avenue, New York, New York 10035 or any other location(s) at which the Bank and Executive mutually agree.
(d) Service on Other Boards and Committees.  The Bank encourages participation by the Executive on non-profit and / or community boards and committees and in activities generally considered to be in the public interest, but the Board of Directors shall have the right to approve or disapprove, in its sole discretion, the Executive’s participation on those boards and committees provided however that such approval shall not be unreasonably withheld.
2. TERM.
(a) Term.  Subject to Sections 2(b) and 2(c), the term of this Agreement and the period of Executive’s employment hereunder will begin as of the Effective Date and will continue for twenty-four (24) full calendar months thereafter (the “Term”), unless further extended by mutual consent of the Board of Directors and Executive in writing or sooner terminated as herein provided.  In the event that the Term expires without extension, Executive’s employment shall continue on an at will basis.
(b) Change in Control.  Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control, as defined in Section 5, the Term will automatically extend so that it expires no less than two (2) years beyond the effective date of the Change in Control.
(c) Continued Employment Following Expiration of Term.  Nothing in this Agreement mandates or prohibits a continuation of Executive’s employment following the expiration of the Term, upon the terms and conditions of this Agreement or as the Bank and Executive may otherwise mutually agree in writing.

3. COMPENSATION, BENEFITS AND REIMBURSEMENT.
(a) Base Salary.  In consideration of the Executive’s performance of the responsibilities and duties set forth in this Agreement, the Executive will receive an annual base salary of $700,000 per year (“Base Salary”).  The Base Salary will be paid in accordance with the Bank’s customary payroll practices.  During the Term, the Board of Directors (or the Compensation Committee of the Board of Directors (the “Compensation Committee”)) may increase, but not decrease, the Executive’s Base Salary.  Any increase in Base Salary will become the new “Base Salary” for purposes of this Agreement.

(b) Signing Bonus.  Upon commencement of the Executive’s employment with the Bank, the Bank will pay the Executive a $100,000 signing bonus (the “Signing Bonus”).  To the extent there are available shares under any Company equity incentive plan, the Signing Bonus will be paid to the Executive in the form of an equity grant, with immediate and full vesting, with the number of shares based on the Company’s closing stock price on the Effective Date.  Alternatively, the Signing Bonus will be paid to the Executive in cash and the Executive agrees to use the cash amount to purchase newly issued restricted shares of Company stock in compliance with all applicable federal securities laws. The Signing Bonus, whether in the form of equity or cash, will be paid during the first payroll processing cycle following the Effective Time. If the Executive does not complete one full year of service with the Bank for a reason other than death, disability or an involuntary termination without Cause (as defined below), the Executive shall repay a portion of the Signing Bonus in proportion to the number of months in year one not served.  To the extent permitted by law, the Executive hereby consents that any such repayment may be offset by earned compensation that has not yet been paid by the Bank to the Executive.

(c) Annual Performance Equity Grant.   The Company shall make two equity compensation grants to the Executive, each with a fair market value equal to $100,000, determined as of the grant date, subject to terms and conditions, including, but not limited to terms related to performance-based vesting over a one-year period, as shall be  determined by the Compensation Committee and set forth in a grant award agreement, including without limitation performance-based vesting conditions (the “Annual Equity Grant”).  The first Annual Equity Grant will be made in compliance with all applicable federal securities laws as of the Effective Date, or as soon as administratively practicable after the Effective Date and the Award will earn interest at the Bank’s deposit rate between November 1, 2024 and the date of grant, and the second Annual Equity Grant will be on November 1, 2025 and have a one-year performance-based vesting period ending on October 31, 2026.
(d) Annual Cash Bonus.  The Executive will be eligible to receive a minimum annual performance-based cash bonus opportunity of $500,000 (the “Annual Cash Bonus”) pursuant to Executive’s participation in a performance bonus program (the “Incentive Program”).  The annual bonus opportunity shall be based on the terms and conditions, including such performance goals, established by the Board of Directors or the Compensation Committee, as appropriate, pursuant to the Incentive Program and shall be determined in the Board of Director’s or Compensation Committee’s sole discretion; provided that the Incentive Program will be based upon the Board of Director’s assessment of performance against certain agreed-upon key performance indicators (the “KPIs”), which shall be reviewed and modified in good faith as appropriate on a semi-annual basis.  KPIs will include: (i) qualitative KPIs, which will be designed to validate critical foundation-building objectives (e.g., business development, regulatory compliance, staffing/expertise, improvement in certain performance rankings relative to relevant peer groups, etc.), and (ii) quantitative KPIs, which will be designed to validate operating progress (e.g., capital raising, NIM, profitability/MRA satisfaction, etc.). Year-1 assessment will be weighted toward qualitative KPIs and Year-2 assessment will be weighted toward quantitative KPIs. Annual bonus assessments will occur as of each anniversary of the Effective Date. Relevant performance years will be measured by anniversary of the Effective Date commencing on November 1, 2024, such that Year-1 is defined as November 1, 2024 through October 31, 2025, and Year-2 is defined as November 1, 2025 through October 31, 2026.  Any annual bonus earned by Executive shall be paid to him after the end the performance year, as applicable, provided that in no event shall Executive’s annual bonus be paid later than March 15 of the fiscal year following the fiscal year in which it was earned.  Nothing paid to Executive under the Incentive Program will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement.
(e) Benefit Plans.  The Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to senior management of the Bank, on terms and conditions no less favorable than the plans, arrangements and perquisites available to other members of senior management of the Bank.  Without limiting the generality of the foregoing provisions of this Section 3(e), the Executive also will be entitled to participate in any employee benefit plans including but not limited to retirement plans (including 401(k) plan), pension plans, profit-sharing plans, health-and-accident plans, group health insurance, life insurance or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of the plans and arrangements as applicable to other management employees.

(f) Paid Time Off.  The Executive will be entitled to twenty-eight (28) days of paid vacation time off each year during the Term, in addition to all holidays observed by the Bank.  Any unused paid vacation time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(g) Expense Reimbursements.  The Bank will reimburse the Executive for all reasonable travel, including for personal commuter travel for the Executive to New York from Massachusetts and vice-versa up to a maximum of $500 per week, entertainment and other expenses incurred by the Executive in performing the Executive’s obligations under this Agreement, including, without limitation, fees for memberships in organizations that the Executive and the Board of Directors or the Compensation Committee mutually agree are necessary and appropriate in connection with the performance of the Executive’s duties under this Agreement.  All reimbursements will be made as soon as practicable upon substantiation of the expenses by the Executive in accordance with the applicable policies and procedures of the Bank and, in any event, not later than the sixty (60) days following the date in which the Executive incurred the expense.

(h) Relocation Assistance.  To assist Executive with his relocation to the Bank’s headquarters, the Bank will reimburse the Executive for costs associated with: (i) Executive’s reasonable relocation costs subject to review and approval of the Compensation Committee, which may include costs associated with packing and moving household goods, vehicles, and other expenses as mutually agreed to between the Bank and Executive, (ii) temporary corporate housing in an amount up to $5,000 per month which may be applied to a housing solution of the Executive’s choosing with such reimbursement to end at the earlier of the Executive’s relocation to New York City, NY or the Term, and (iii) in each case, subject to the Executive providing the Bank with reasonable and appropriate documentation of such expenses.  All reimbursements will be made as soon as practicable upon substantiation of the expenses by the Executive in accordance with the applicable policies and procedures of the Bank and, in any event, not later than the sixty (60) days following the date in which the Executive incurred the expense.

4. TERMINATION AND TERMINATION PAY.
Subject to Section 5, which governs the occurrence of a Change in Control, the Executive’s employment under this Agreement will terminate under the circumstances set forth in this Section 4.
(a) Definition of Accrued Obligations.  For purposes of this Agreement, the term “Accrued Obligations” means the sum of: (i) any Base Salary earned but unpaid through the Executive’s Date of Termination (as defined below), (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(g)), (iii) unused paid vacation time off accrued through the Date of Termination, (iv) any earned but unpaid short-term and long-term incentive compensation for the year immediately preceding the year of termination, and (v) any vested benefits the Executive may have under any employee benefit plan of the Bank or this Agreement through the Date of Termination, which vested benefits will be paid and/or provided in accordance with the terms of the employee benefit plans or this Agreement, as applicable.  Unless otherwise provided by the applicable employee benefit plan or otherwise provided herein, the Accrued Obligations, if any, will be paid to the Executive (or the Executive’s estate or beneficiary) within thirty (30) days following the Executive’s Date of Termination,
(b) Death.  This Agreement and the Executive’s employment with the Bank will terminate upon the Executive’s death, in which event the Bank’s sole obligation will be to pay or provide the Executive’s estate or beneficiary any Accrued Obligations.
(c) Disability.  This Agreement and the Executive’s employment with the Bank will terminate upon the Executive’s Disability, as used herein “Disability” shall mean Executive is unable, due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for ninety (90) days consecutively or six (6) months in the aggregate during any twelve (12) month period or the Bank  makes such determination based on the written certification by two (2) licensed physicians of the likely continuation of such condition for such period. If the Bank terminates Executive’s employment based on Disability, the Bank’s sole obligation will be to pay or provide the Executive any Accrued Obligations.
(d) Termination by the Bank for Cause.  The Board of Directors may immediately terminate the Executive’s employment and this Agreement at any time for “Cause.”  In the event the Executive’s employment is terminated for Cause, the Bank’s sole obligation will be to pay or provide to the Executive any Accrued Obligations.  For purposes of this Agreement, the term “Cause” means termination because of, in the reasonable good faith determination of the Board of Directors:
(i)	the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude (other than for traffic violations);

(ii)
the willful commission by the Executive of a criminal or other act that, in the judgment of the Board of Directors will likely cause substantial economic damage to the Company, the Bank or any subsidiary or substantial injury to the business reputation of the Company, the Bank or any subsidiary;

(iii)	gross incompetence in performing Executive’s duties on behalf of the Bank that results in or is reasonably anticipated to result in material harm to the Bank, after written notice thereof;
(iv)	the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company, the Bank or any subsidiary;
(v)
the continuing willful failure of the Executive to perform his duties to the Company, the Bank or any subsidiary (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or the Executive declining to perform any assigned duties to the extent such assignment or duties would constitute a violation of law) after written notice thereof;

(vi)	a material breach by the Executive of the Bank’s or the Company’s Code of Ethics after written notice thereof; or
(vii)	an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment with the Bank or the Company.

Any determination of Cause under this Agreement will be made by resolution adopted by the Board of Directors at a meeting called and held for that purpose.  The Executive will be provided with reasonable notice of the meeting and the Executive will be given an opportunity to be heard before a vote is taken by the independent members of the Board of Directors regarding the termination of employment for Cause.

(e) Resignation by Executive Without Good Reason. The Executive may resign from employment during the Term without Good Reason (as defined in Section 5(c)) upon at least thirty (30) days prior written notice to the Board of Directors, provided, however, that the Bank may accelerate the Date of Termination upon receipt of written notice of the Executive’s resignation, in which event the Bank’s sole obligation will be to pay or provide any Accrued Obligations to the Executive.
(f) Termination by the Bank without Cause or Resignation by Executive for Good Reason. If the Executive’s employment is terminated by the Bank or the Company (or any successor) without Cause (other than on account of Executive’s death or Disability) or by the Executive with Good Reason (as defined in Section 5(c)), the Bank (or any successor) will pay or provide the Executive, or the Executive’s estate in the event of the Executive’s death with:
(i)	any Accrued Obligations;
(ii)	immediate full accelerated vesting of any granted or awarded equity then unvested; and

(iii)
if the Executive’s employment is terminated without Cause or by the Executive with Good Reason within one year of the Effective Date, a cash payment in a lump sum within thirty (30) days of the Executive’s Date of Termination equal to : (x) fifty percent (50%) of the Executive’s Base Salary at the Date of Termination (or the Executive’s Base Salary in effect during any of the  prior three years, if higher); and (y) if the Executive’s employment is terminated without Cause or by the Executive with Good Reason after the one year anniversary of the Effective Date, a cash payment in a lump sum within thirty (30) days of the Executive’s Date of Termination equal to (i) one-hundred percent (100%) of the Executive’s Base Salary at the Date of Termination (or the Executive’s Base Salary in effect during any of the  prior three years, if higher), and (ii) the average annual total incentive bonus earned by the Executive for three (3) most recently completed calendar years; and, in each case, (z) the value of one-year’s health care costs (based on the COBRA cost in effect for continued insurance coverage at the Date of Termination, provided the Executive elects COBRA).

(g) Effect on Status as a Director.  In the event of the Executive’s termination of employment under this Agreement for any reason, whether by the Bank and the Company or by the Executive, and unless otherwise agreed to by the mutual consent of the Executive and the Bank and the Company, the termination will also constitute the Executive’s resignation as a director of the Bank and the Company, as well as a director of any subsidiary or affiliate thereof, to the extent the Executive is serving as a director of any of the aforementioned entities.

(h) Notice; Effective Date of Termination.  Any Notice of Termination of employment under this Agreement must be communicated by or to the Executive or the Bank, as applicable, in accordance with Section 17.  For purposes of this Agreement, the term “Date of Termination” means the Executive’s termination of employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately after the Bank gives notice to the Executive of the Executive’s termination without Cause, unless the parties agree to a later date, in which case, termination will be effective as of such later date; (ii) immediately upon approval by the Board of Directors of termination of the Executive’s employment for Cause; (iii) immediately upon the Executive’s death or disability; or (iv) thirty (30) days after the Executive gives written notice to the Bank of the Executive’s resignation from employment (including with Good Reason), provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case the Executive’s resignation shall be effective as of that date.  If, within thirty (30) days after any Notice of Termination of employment by the Bank, the Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 14.  Notwithstanding the pendency of any such dispute, the Bank may discontinue paying the Executive’s compensation until the dispute is finally resolved in accordance with this Agreement.  If it is determined that the Executive is entitled to compensation and benefits under this Agreement, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due the Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

5. CHANGE IN CONTROL

(a) Change in Control Defined.  For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A.  For purposes of this Section 5(a), the term “Corporation” means the Bank, the Company or any of their successors, as applicable.
(i)
A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Corporation.

(ii)
A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty (30) percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the board of directors of the Corporation is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)	A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.
For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.
 (b) Change in Control Benefits.  Upon the termination of the Executive’s employment by the Bank or the Company (or any successor) without Cause or by the Executive with Good Reason (as defined in Section 5(c)) during the Term and within six months prior to or two years on or after, a Change in Control, the Bank (or any successor) will pay or provide the Executive, or the Executive’s estate in the event of the Executive’s death, with the following:
(i)	any Accrued Obligations;
(ii)	immediate full accelerated vesting of any granted or awarded equity then unvested;
(iii)
a cash  payment (the “Change in Control Severance”) equal to three (3) times the sum of: (A) the Executive’s Base Salary at the Date of Termination (or the Executive’s Base Salary in effect during any of the  prior three years, if higher); and (B) the average annual total incentive bonus earned by the Executive for three (3) most recently completed calendar years prior to the Change in Control, or if greater, the annual total incentive bonus that would have been earned in the year of the Change in Control at target bonus opportunity; which cash payment shall be paid in a lump sum within thirty (30) days of the Executive’s Date of Termination; and

(iv)	the value of health care costs for thirty-six (36) months (based on the COBRA cost in effect for continued insurance coverage at the Date of Termination, whether or not the Executive elects COBRA); which shall be paid in cash in a lump sum within thirty (30) days of the Executive’s Date of Termination.
(c) Good Reason for purposes of this Agreement exists if, without the Executive’s express written consent, any of the following occur:

(i)	a reduction in the Executive’s Base Salary;
(ii)	a material reduction in the Executive’s authority, duties or responsibilities;
(iii)
the failure to re-appoint the Executive to the Executive Position set forth under Section 1(a), or a failure to nominate and recommend the election of the Executive to the Board of Directors of the Company or to appoint or nominate and elect the Executive to the Board of Directors of the Bank;

(iv)	a relocation of the Executive’s principal place of employment by more than twenty (20) miles from the Bank’s main office; or
(v)	a material breach of this Agreement by the Bank.

(vi)
In order to terminate employment for Good Reason, Executive must, within sixty (60) days of the occurrence of any of the events described in Section 5(c), provide notice to the Bank of the existence of the “Good Reason” condition and provide the Bank thirty (30) days in which to cure such condition.  In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for “Good Reason” within thirty (30) days of the end of the foregoing cure period by written notice (the “Notice of Termination”) delivered to the Bank.

6. COVENANTS OF EXECUTIVE.
(a) Non-Solicitation/Non-Compete.  The Executive hereby covenants and agrees that during the “Restricted Period,” other than in furtherance of Executive’s performance of his duties under this Agreement, the Executive will not, without the written consent of the Bank, either directly or indirectly:

(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer; or

(ii)	become an officer, employee, consultant, director, trustee, independent contractor, agent, joint venturer, partner or trustee of any community bank (i.e., a bank with assets less than two billion dollars ($2,000,000,000)) or minority deposit institution, or any direct or indirect subsidiary or affiliate of any such entity, that competes with the business of the Bank: (A) in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office as of the date of Executive's termination of employment (the “Restricted Territory”), or (B) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if the Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Except as otherwise provided for in Section 18, for purposes of this Section 6(a), the “Restricted Period” will be: (i) at all times during Executive’s period of employment with the Bank; and (ii) except as provided above, during the period beginning on Executive’s Date of Termination and ending on the one-year anniversary of the Date of Termination.
(b) Confidentiality.  The Executive recognizes and acknowledges that the Executive has been and will be the recipient of confidential and proprietary business information concerning the Bank, including without limitation, past, present, planned or considered business activities of the Bank, and the Executive acknowledges and agrees that the Executive will not, during or after the term of the Executive’s employment, disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Bank, or as may be required by regulatory inquiry, law or court order.
(c) Information/Cooperation.  The Executive will, upon reasonable notice, furnish any information and assistance to the Bank as may be reasonably required by the Bank, at the expense of the Bank (including reimbursement for  related out-of-pocket expenses incurred by the Executive), in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any other subsidiaries or affiliates.
(d) Reliance.  Except as otherwise provided, all payments and benefits to the Executive under this Agreement will be subject to the Executive’s compliance with this Section 6, to the extent applicable.  The parties hereto, recognizing that irreparable injury may result to the Bank, its business and property in the event of the Executive’s breach of this Section 6, agree that, in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to seek an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive.  The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.
7. SOURCE OF PAYMENTS
All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).
8. EFFECT ON PRIOR AGREEMENTS AND EXITING BENEFITS PLANS.
This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive under another plan, program or agreement (other than an employment agreement) between the Bank and the Executive.
9. NO ATTACHMENT; BINDING ON SUCCESSORS.
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
(b)  The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.  A successor’s failure to assent to this Agreement following a Change in Control shall be deemed to be a material breach of this Agreement under Section 5(c) hereof.
10. MODIFICATION AND WAIVER.
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future as to any act other than that specifically waived.
11. CERTAIN APPLICABLE LAW.
Notwithstanding anything herein contained to the contrary, the following provisions shall apply:
(a) The Bank may terminate the Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice the Executive’s right to compensation or other benefits under this Agreement.  The Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the Executive’s termination for Cause, other than the Accrued Obligations.
(b) In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.
(c) Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that the payment or benefit is payable upon the Executive’s termination of employment, then the payments or benefits will be payable only upon the Executive’s “Separation from Service.”  For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).
(d) Notwithstanding the foregoing, if the Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the regulations issued thereunder) and any payment under this Agreement is triggered due to the Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment will be made during the first six (6) months following the Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.
(e) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).
(f) Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).
(g) Notwithstanding anything in this Agreement to the contrary, the Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate).  The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation.  This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
12. SEVERABILITY.
If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
13. GOVERNING LAW.
This Agreement shall be governed by the laws of the State of New York, but only to the extent not superseded by federal law.

14. ARBITRATION.
In the event that any dispute should arise between the parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association (“AAA”) applicable to commercial arbitrations (the “Rules”) except as modified by this Section 14. The Executive shall appoint one arbitrator, the Bank shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party’s arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the applicable state law. Any hearings in the arbitration shall be held in Middlesex County, New York unless the parties agree upon a different venue, and shall be private and not open to the public. Each party shall bear the fees and expenses of its counsel, and witnesses, and the fees and expenses of the arbitrators shall be borne by the Bank. The other costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.  If the Executive is successful on the merits of the dispute, as determined in the arbitration, all legal fees and such other expenses as reasonably incurred by the Executive as a result of or in connection with or arising out of the dispute, shall be paid by the Bank, provided that such payment or reimbursement is made by the Bank not later than two and one-half months after the end of the year in which such dispute is resolved in Executive’s favor.
15. INDEMNIFICATION.
The Bank will provide the Executive (including the Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify the Executive (and the Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by the Executive in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of having been a trustee, director or officer of the Bank or any subsidiary or affiliate of the Bank.

16. TAX WITHHOLDING.
The Bank may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

17. NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank:	Carver Federal Savings Bank 75 West 125th Street New York, New York 10027-4512 Attention: Chairman of the Compensation Committee of the Board of Directors
To Executive:	Most recent address on file with the Bank
18. TAX MATTERS.
(a) If the Executive’s employment is terminated following a Change in Control, the non-competition and non-solicitation restrictions set forth in Section 6(a)  of this Agreement shall apply for the period of time mutually agreed to by the parties, and in no event shall the time period be less than six months or exceed two years.  The Bank and the Executive hereby recognize that: (i) the non-solicitation restriction and non-competition restriction under Sections 6(a) have value, and (ii) the value shall be recognized in any calculations the Bank and the Executive perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (“Section 280G”), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under Section 5(b) of this Agreement, to the fair value of the non-solicitation and non-competition restriction under Section 6(a) of this Agreement (the “Appraised Value”).  The Bank, at the Bank’s expense, shall obtain an independent appraisal to determine the Appraised Value no later than forty-five (45) days after entering into an agreement, that if completed, would constitute a Change in Control as defined in Section 5(a).  The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.

(b) After taking into account the Appraised Value, in the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), whether paid or payable pursuant to Section 5(b) of this Agreement or otherwise (the “Change in Control Benefits”) would subject the Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 (the “Reduced Amount”).  Notwithstanding the foregoing, the Payments will not be reduced if it is determined that without such reduction, the Change in Control Benefits received by the Executive on a net after-tax basis

(including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that the Executive would receive, on a net after-tax benefit, if the Executive is paid the Reduced Amount under the Agreement.

(c) Unless otherwise agreed in writing by the parties, all calculations with respect to Sections 280G and 4999 of the Code required under this Section 18 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to the Bank and the Executive (the “Firm”) whose determination will be conclusive and binding on all parties. The Bank shall pay all fees charged by the Firm for this purpose. The Bank and the Executive shall provide the Firm with all information or documents it reasonably requests, and the Firm will be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and 4999 of the Code. If it is determined that the Payments should be reduced  as a result of the Section 280G calculations performed by the Firm, the Bank shall promptly give (or cause the Firm to give) the Executive notice to that effect (and a copy of the detailed calculations thereof) and, to the extent consistent with Section 409A of the Code, the Executive may determine which benefits are to be reduced.  All determinations made under this Section 18 shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the Date of Termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CARVER BANCORP, INC.

By: /s/ Kenneth J. Knuckles
Name: Kenneth J. Knuckles
Title: Vice Chair, Board of Directors

CARVER FEDERAL SAVINGS BANK

By: /s/ Kenneth J. Knuckles
Name: Kenneth J. Knuckles
Title: Vice Chair, Board of Directors

EXECUTIVE

/s/ Donald Felix
Donald Felix